Exhibit 10.25

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 16th day of August, 2004 by and between American Business Corporation, a publicly owned Colorado corporation having an address at 477 Madison Avenue, 12th Floor, New York, New York 10022 (hereinafter the “Company”) and Robert Weidenbaum, an individual having his principal office address at 1300 Coral Way, Suite 310 Miami, Florida 33145 (hereinafter the “Consultant”). The Company and the Consultant are collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Company desires to engage the Consultant in providing services related to the Company’s proposed reorganization as a business development company (“BDC”) and recapitalization and restructuring of the Company, including but not limited to locating and contacting creditors and shareholders of the Company and assisting the Company in developing and completing its application as a BDC (the “Services”).

NOW THEREFORE, in consideration of the terms, representations, promises and covenants hereinafter set forth, and mutual benefits to be derived herefrom, the existence, receipt and adequacy of which are hereby acknowledged and accepted, the Parties agree as follows:

1. TERM. Company hereby retains the Consultant to perform the Services and the Consultant hereby agrees to perform the Services, as the Company may request during regular business hours for a term of six (6) months. If so requested, the Consultant will submit written reports to the Company’s CEO and Board of Directors. The Company agrees to reimburse the Consultant for pre-authorized expenses.

2. CONSIDERATION. For services rendered pursuant to this Agreement, Consultant shall receive One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock, $.001 par value per share, previously registered with the Securities and Exchange Commission on Form S-8 on July 26, 2004.

3. CONFIDENTIAL INFORMATION.

(a) It is hereby agreed that each of the Parties possesses confidential and proprietary information (hereafter “Confidential Information”) including intellectual property and “know-how” that is a valuable asset and that each of the Parties would not disclose any such information to the other Party without the plenary protection of this Confidential Information. As a condition to the disclosure by the Parties of Confidential Information, the Parties agree that they will disseminate such Confidential Information only to those who can demonstrate a clear and convincing need to know such information. The Parties further agree that it they will use such Confidential Information solely for the purpose of this Agreement. Confidential Information includes, but is not limited to: (i) business and financing and plans; (ii) and the identity of clients/customers, suppliers; creditors, shareholders and consultants; (iii) data, and analysis, regarding the Company’s existing investees, prospective investees and its strategies for entering and competing in the business development marketplace. Confidential Information does not include: information which is: (i) generally available to the public; (ii) information already in the possession of the Receiving Party (as defined below); (iii) information received from a third party which is not known by the Receiving Party; and (iv) information that can be documented as having been independently developed by the Receiving Party or its affiliates prior to any disclosure by the Disclosing Party.

(b) The Parties agree not to disclose any Confidential Information exchanged under the terms of this Agreement to any third-party without the prior written consent of the other Party during the term of this Agreement. In addition, the Parties agree not to use the Confidential Information received under the terms of this Agreement for any purpose other than the request for or the performance of the Services. If a Party receiving Confidential Information (in such capacity, a “Receiving Party”) is required to disclose Confidential Information by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, the Receiving Party shall promptly notify the Party that provided such Confidential Information (in such capacity, the “Disclosing Party”) to allow it an opportunity to obtain a protective order or other form of protection against disclosure. In the event that such protective order or other form of protection is not obtained, the Receiving Party will (i) furnish only that portion of the Confidential Information which, in the opinion of its counsel, is required to be disclosed pursuant to such court order, law, regulation or self-regulatory organization rules and (ii) exercise reasonable efforts (if so requested by the Disclosing Party and at the Disclosing Party’s sole expense) to obtain, to the extent practicable, an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information it is required to disclose.

4. MISCELLANEOUS.

(a) This Agreement will be interpreted in accordance with the laws of the State of Florida, including all matters of construction, validity, performance and enforcement, without giving effect to any principles of conflict of laws.

(b) The Parties agree that in the event of a controversy arising out of the interpretation, construction, performance or breach of the Agreement, any and all claims arising out of or relating to this Agreement shall be settled by arbitration according to the Commercial Arbitration Rules of the American Arbitration Association located in the City of New York before a single arbitrator. In resolving all disputes between the Parties, the arbitrator will apply the law of the State of Florida. The arbitrator is, by this Agreement, directed to conduct the arbitration hearing no later than three (3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. The Parties hereby agree and consent that the arbitrator and any counsel of record to the proceeding will have the power of subpoena process as provided by law.

(c) This Agreement may be executed in counterparts and received by facsimile, each of which shall be an original but all of which shall be constituted one and the same instrument.

(d) Whenever the context requires, all words used in the singular shall be construed to have been used in the plural and vice versa and each gender will include any other gender. The captions of the paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any such of the provisions herein.

(e) Unless expressly set forth otherwise, herein, all cross-references herein will refer to provisions within this Agreement, and will not be deemed to be references to any other agreement or documents.

(f) No provision of this Agreement or the documents referred to herein may be altered, amended, canceled, revoked or otherwise modified, and no addition to this Agreement may be made, unless in writing signed by each of the Parties. There can be no waiver of any provision of this Agreement by any Party nor can any Party waiver the right of the other Party to enforce strict compliance with the provisions hereof.

(g) Each provision of this Agreement is intended to be severable and if any term or provision herein is determined invalid or unenforceable for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement and whenever possible, intent will be given to the invalid or unenforceable provision.

IN WITNESS WHEREOF, this Agreement is entered into by the Parties as of the date set forth above.

AMERICAN BUSINESS CORPORATION

By:
Anthony R. Russo, President, CEO

ROBERT WEIDENBAUM

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